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                                   UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                            ---------------------------

                                 SCHEDULE 14D-1/A
                    TENDER OFFER STATEMENT PURSUANT TO SECTION
                  14(d)(1) OF THE SECURITIES EXCHANGE ACT OF 1934


                                  AMENDMENT NO. 2


                              AMWAY ASIA PACIFIC LTD.
                                 (Name of Issuer)


                                  NEW AAP LIMITED
                               APPLE HOLD CO., L.P.
                               STEPHEN A. VAN ANDEL
                               RICHARD M. DEVOS, JR.

                                     (Bidders)

                      COMMON STOCK, $0.01 PAR VALUE PER SHARE
                          (Title of class of securities)

                                    G0352M 10 8
                       (CUSIP Number of Class of Securities)

                              CRAIG N. MEURLIN, ESQ.
                     SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                 AMWAY CORPORATION
                              7575 FULTON STREET EAST
                                ADA, MICHIGAN 49355
                                  (616) 787-6000
            (Name, Address and Telephone Number of Person Authorized to
              Receive Notice and Communications on Behalf of Bidder)

                                     COPY TO:
                              THOMAS C. DANIELS, ESQ.
                            JONES, DAY, REAVIS & POGUE
                                    NORTH POINT
                                901 LAKESIDE AVENUE
                               CLEVELAND, OHIO 44114
                                  (216) 586-3939
                            ---------------------------

                             CALCULATION OF FILING FEE

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
            TRANSACTION VALUATION                          AMOUNT OF FILING FEE*
---------------------------------------------------------------------------------------------
               $152,971,740.00                                   $30,595.00
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

AMOUNT PREVIOUSLY PAID:                FILING PARTY:

FORM OR REGISTRATION NO.:              DATE FILED:


                         (Continued on following pages)
                               Page 1 of 9 Pages


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

                                 SCHEDULE 14D-1

CUSIP No. G0352M 10 8

---------------------------------------------------------------------------------

1       NAME OF REPORTING PERSONS
        NEW AAP LIMITED
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
---------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)     [ ]
                                                                     (b)     [ ]
---------------------------------------------------------------------------------

3       SEC USE ONLY
---------------------------------------------------------------------------------

4       SOURCES OF FUNDS
        BK
---------------------------------------------------------------------------------

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
        PURSUANT TO ITEMS 2(e) or 2(f)
        N/A
---------------------------------------------------------------------------------

6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Bermuda
---------------------------------------------------------------------------------

7       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
---------------------------------------------------------------------------------

8       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES        [ ]
        CERTAIN SHARES
---------------------------------------------------------------------------------

9       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
        0
---------------------------------------------------------------------------------

10      TYPE OF REPORTING PERSON
        CO
---------------------------------------------------------------------------------

                                 SCHEDULE 14D-1

CUSIP No. G0352M 10 8

---------------------------------------------------------------------------------

1       NAME OF REPORTING PERSONS
        APPLE HOLD CO., L.P.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
---------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)     [ ]
                                                                     (b)     [ ]
---------------------------------------------------------------------------------

3       SEC USE ONLY
---------------------------------------------------------------------------------

4       SOURCES OF FUNDS
        BK
---------------------------------------------------------------------------------

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
        PURSUANT TO ITEMS 2(e) or 2(f)
        N/A
---------------------------------------------------------------------------------

6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Bermuda
---------------------------------------------------------------------------------

7       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
---------------------------------------------------------------------------------

8       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES        [ ]
        CERTAIN SHARES
---------------------------------------------------------------------------------

9       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
        0
---------------------------------------------------------------------------------

10      TYPE OF REPORTING PERSON
        PN
---------------------------------------------------------------------------------

                                 SCHEDULE 14D-1

CUSIP No. G0352M 10 8


---------------------------------------------------------------------------------

1       NAME OF REPORTING PERSONS
        RICHARD M. DEVOS, JR.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
---------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)     [ ]
                                                                     (b)     [ ]
---------------------------------------------------------------------------------

3       SEC USE ONLY
---------------------------------------------------------------------------------

4       SOURCES OF FUNDS
        BK
---------------------------------------------------------------------------------

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
        PURSUANT TO ITEMS 2(e) or 2(f)
        N/A
---------------------------------------------------------------------------------

6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
---------------------------------------------------------------------------------

7       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        17,578,587 Shares
---------------------------------------------------------------------------------

8       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES        [ ]
        CERTAIN SHARES
---------------------------------------------------------------------------------

9       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
        31.1%
---------------------------------------------------------------------------------

10      TYPE OF REPORTING PERSON
        IN
---------------------------------------------------------------------------------

                                 SCHEDULE 14D-1

CUSIP No. G0352M 10 8


---------------------------------------------------------------------------------

1       NAME OF REPORTING PERSONS
        STEPHEN A. VAN ANDEL
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
---------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)     [ ]
                                                                     (b)     [ ]
---------------------------------------------------------------------------------

3       SEC USE ONLY
---------------------------------------------------------------------------------

4       SOURCES OF FUNDS
        BK
---------------------------------------------------------------------------------

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
        PURSUANT TO ITEMS 2(e) or 2(f)
        N/A
---------------------------------------------------------------------------------

6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
---------------------------------------------------------------------------------

7       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        26,666 Shares
---------------------------------------------------------------------------------

8       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES        [ ]
        CERTAIN SHARES
---------------------------------------------------------------------------------

9       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
        .00047%
---------------------------------------------------------------------------------

10      TYPE OF REPORTING PERSON
        IN
---------------------------------------------------------------------------------

     This Tender Offer Statement on Schedule 14D-1, filed on November 18, 1999 and amended on December 13, 1999 (the "Schedule 14D-1"), relating to the offer by New AAP Limited, a Bermuda corporation ("New AAP"), to purchase all outstanding shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Amway Asia Pacific Ltd., a Bermuda corporation (the "Company"), that are beneficially owned by the shareholders of the Company, is hereby amended and supplemented as set forth in this Amendment No. 2. The item numbers and responses thereto below are in accordance with the requirements of Schedule 14D-1. Capitalized terms used but not defined herein have the meanings assigned to them in the Schedule 14D-1.



     The information set forth in the Schedule 13E-3 of New AAP filed with the Securities and Exchange Commission on November 18, 1999 and amended on December 13, 1999 and December 17, 1999 is hereby expressly incorporated herein by reference.



ITEM 2. IDENTITY AND BACKGROUND.



     The information set forth in Item 2 is hereby amended to add the following:



     This Statement is filed by New AAP, Apple Hold Co., L.P., Stephen A. Van Andel and Richard M. DeVos, Jr. Messrs. Van Andel and DeVos are United States citizens. The business address for each of Messrs. Van Andel and DeVos is 7575 Fulton Street, East, Ada, Michigan 49355.


ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

(a)   (1)    Form of Offer to Purchase, dated November 18, 1999.*
      (2)    Form of Letter of Transmittal.*
      (3)    Form of Notice of Guaranteed Delivery.*
      (4)    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees.*
      (5)    Form of Letter to Clients for Use by Brokers, Dealers,
             Commercial Banks, Trust Companies and Other Nominees.*
      (6)    Form of Guidelines for Certification of Taxpayer
             Identification Number on Substitute Form W-9.*
      (7)    Form of Letter to the Company's Holders of Common Stock.*
      (8)    Form of Press Release "Amway Asia Pacific's Principal
             Shareholders to Commence Tender Offer for Outstanding Public
             Shares" issued by the Company and the Principal Shareholders on November 15, 1999.*
      (9)    Form of Communications to Amway Distributors, dated November
             15, 1999.*
     (10)    Form of Tender Offer Announcement to Amway Management and
             Employees, dated November 15, 1999.*
     (11)    Form of Press Release "Amway Asia Pacific's Principal
             Shareholders Commence Tender Offer For Outstanding Public
             Shares" issued by the Company and the Public Shareholders on
             November 18, 1999.*
     (12)    Form of Summary Advertisement published on November 18,
             1999.*
     (13)    Form of Trustee Direction Form from the 401(k) Trustee.*
     (14)    Form of Letter to Participants of the 401(k) Plan.*
(b)   (1)    Form of Senior Bank Financing Commitment Letter, among New
             AAP, Hold Co., ALAP Hold Co., Ltd., N.A.J. Co., Ltd., Amway
             Corporation and Morgan Guaranty Trust Company of New York,
             Tokyo Branch, dated November 15, 1999.*
      (2)    Form of Term Sheet Regarding the Credit Facility.*

(c)   (1)    Tender Offer and Amalgamation Agreement, dated November 15,
             1999 among the Company, New AAP and Hold Co.*
      (2)    Shareholder and Voting Agreement, by and among Hold Co., New
             AAP and Certain Shareholders of the Company, dated as of
             November 15, 1999.*
(d)          Not applicable.
(e)          Not Applicable.
(f)          Not Applicable.
(g)          Consent of KPMG LLP.*
(h)          Power of Attorney for New AAP.*


* Previously filed as exhibits to the Tender Offer Statement on Schedule 14D-1 filed by New AAP on November 18, 1999 and amended on December 13, 1999.

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 17, 1999                  NEW AAP
                                       LIMITED


                                          By: /s/ CRAIG N. MEURLIN
                                            ------------------------------------
                                              Name: Craig N. Meurlin
                                              Title: Vice President, Assistant
                                          Secretary

                                          APPLE HOLD CO.,
                                          L.P.

                                          By: AP NEW CO. LLC,
                                            as General Manager

                                          By: /s/ CRAIG N. MEURLIN
                                            ------------------------------------
                                              Name: Craig N. Meurlin
                                              Title: Manager


                                          By: /s/ STEPHEN A. VAN ANDEL

                                            ------------------------------------

                                          By: /s/ RICHARD M. DEVOS, JR.
                                            ------------------------------------

                                 EXHIBIT INDEX

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
(a)   (1)      Form of Offer to Purchase, dated November 18, 1999.*
      (2)      Form of Letter of Transmittal.*
      (3)      Form of Notice of Guaranteed Delivery.*
      (4)      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees.*
      (5)      Form of Letter to Clients for Use by Brokers, Dealers,
               Commercial Banks, Trust Companies and Other Nominees.*
      (6)      Form of Guidelines for Certification of Taxpayer
               Identification Number on Substitute Form W-9.*
      (7)      Form of Letter to the Company's Holders of Common Stock.*
      (8)      Form of Press Release "Amway Asia Pacific's Principal
               Shareholders to Commence Tender Offer for Outstanding Public
               Shares" issued by the Company and the Principal Shareholders on November 15, 1999.*
      (9)      Form of Communications to Amway Distributors, dated November
               15, 1999.*
     (10)      Form of Tender Offer Announcement to Amway Management and
               Employees, dated November 15, 1999.*
     (11)      Form of Press Release "Amway Asia Pacific's Principal
               Shareholders Commence Tender Offer For Outstanding Public
               Shares" issued by the Company and the Public Shareholders on
               November 18, 1999.*
     (12)      Form of Summary Advertisement published on November 18,
               1999.*
     (13)      Form of Trustee Direction Form from the 401(k) Trustee.*
     (14)      Form of Letter to Participants of the 401(k) Plan.*
(b)   (1)      Form of Senior Bank Financing Commitment Letter, among New
               AAP, Hold Co., ALAP Hold Co., Ltd., N.A.J. Co., Ltd., Amway
               Corporation and Morgan Guaranty Trust Company of New York,
               Tokyo Branch, dated November 15, 1999.*
      (2)      Form of Term Sheet Regarding the Credit Facility.*
(c)    (1)     Tender Offer and Amalgamation Agreement, dated November 15,
               1999 among the Company, New AAP and Hold Co.*
      (2)      Shareholder and Voting Agreement, by and among Hold Co., New
               AAP and Certain Shareholders of the Company, dated as of
               November 15, 1999.*
(d)            Not applicable.
(e)            Not Applicable.
(f)            Not Applicable.
(g)            Consent of KPMG LLP.*
(h)            Power of Attorney for New AAP.*


* Previously filed as exhibits to the Tender Offer Statement on Schedule 14D-1 filed by New AAP on November 18, 1999 and amended on December 13, 1999.